EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey R. Hines, President	York, PA 17401
or	jeffh@yorkwater.com, 717-718-2953
Matthew E. Poff, Chief Financial Officer
matthewp@yorkwater.com, 717-718-7549
Phone:	717-845-3601	FOR IMMEDIATE RELEASE

THE YORK WATER COMPANY REPORTS 2018 ANNUAL AND FOURTH QUARTER RESULTS

York, Pennsylvania, March 12, 2019:  The York Water Company’s (NASDAQ:YORW) President, Jeffrey R. Hines, announced today the Company’s 2018 earnings.

President Hines reported that net income increased $402,000 when compared to 2017 despite a decline in operating revenue for 2018 of $152,000.  Basic and Diluted Earnings per share for 2018 were 3% higher than 2017 and dividends per share rose by 4% compared to 2017.  Net income increased primarily due to lower income taxes from a higher volume of asset improvements eligible for the tax deduction under the IRS tangible property regulations and higher revenues due to the utilization of the Distribution System Improvement Charge (DSIC).  DSIC is a Pennsylvania Public Utility Commission (PPUC) allowed charge that water utilities collect from customers for the replacement of aging infrastructure.  The increased income was partially offset by higher operation and maintenance expenses and depreciation and lower allowance for funds used during construction (AFUDC).  AFUDC is the cost of debt and equity funds used to finance plant construction.  The impact of the tax rate reduction from the Tax Cuts and Jobs Act of 2017 was offset by reduced revenue from the PPUC rate order requiring the Company to reflect the benefit in customers’ rates.

During the year, the Company invested $16.9 million in capital projects for completion of an additional untreated water pumping station as well as various replacements and improvements to infrastructure including company-owned lead service lines.  During 2018, the Company replaced or relined approximately 50,000 feet of pipe to improve its distribution system, reduce ongoing expenses, and improve customer service.

President Hines also reported that net income for the fourth quarter of 2018 increased $150,000 when compared to the fourth quarter of 2017 despite a decline in operating revenue of $284,000.  Basic and Diluted Earnings per share for the fourth quarter of 2018 were $0.02 higher than the fourth quarter of 2017.  Increased earnings resulted primarily from lower income taxes due to higher maintenance and repair deductions and higher revenues due to the utilization of the DSIC.  The increased income was partially offset by higher operation and maintenance expenses and depreciation and lower AFUDC.  Lower income taxes from the reduction in the tax rate were offset by lower revenue from its return as part of the rate order.

President Hines reported that York Water plans to invest approximately $21.5 million in 2019 and $21.2 million in 2020 for spillway improvements and the armoring of one of the dams, replacing a water storage tank, expansion of a wastewater treatment plant, system expansion, and improvements to its pipes, service lines, and other facilities to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company’s growing customer base.

	Period Ended December 31
	In 000's (except share and per share)
	Quarter		Twelve Months
	2018	2017	2018	2017
Operating Revenues	$12,069	$12,353	$48,437	$48,589
Net Income	$3,677	$3,527	$13,376	$12,974
Average Number of Common Shares Outstanding	12,929	12,860	12,904	12,849
Basic and Diluted Earnings Per Common Share	$0.29	$0.27	$1.04	$1.01
Dividends Declared Per Common Share	$0.1733	$0.1666	$0.6731	$0.6472

This news release may contain forward-looking statements regarding the Company’s operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company’s actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.